EXHIBIT 5.1
FREDRIKSON & BYRON, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
Telephone: (612) 492-7000
Facsimile: (612) 492-7077
June 11, 2008
MakeMusic, Inc.
7615 Golden Triangle Drive, Suite M
Eden Prairie, MN 55344-3848
     Re: Registration Statement on Form S-8
Ladies/Gentlemen:
     We are acting as corporate counsel to MakeMusic, Inc. (the “Company”) in connection with the original registration by the Company on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) of awards and 550,000 additional shares (the “Shares”) of Common Stock issuable pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”).
     In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:
1.	The Company’s Restated Articles of Incorporation, as amended.

2.	The Company’s Bylaws, as amended.

3.	Certain corporate resolutions adopted by the Board of Directors and shareholders of the Company pertaining to the adoption and approval of the Plan.

4.	The Plan.

5.	The Registration Statement.
     Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

1.	The Shares are validly authorized by the Company’s Restated Articles of Incorporation, as amended.

2.	Upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, FREDRIKSON & BYRON, P.A.
By	/s/ Melodie R. Rose
Melodie R. Rose